Exhibit 99
Press Release

Rural Cellular Corporation
Announces
Offering of Senior Notes

ALEXANDRIA, Minn., July 20, 2003 (BUSINESS WIRE) — Rural Cellular Corporation (OTCB:RCCC) today announced that it will be offering $325 million of senior notes due 2010. The Company said that completion of the notes offering is subject to market conditions and the closing of a credit facility amendment.

The Company will use the net proceeds from the offering together with existing cash to reduce its outstanding borrowings under its credit facility by $356.1 million. Such reduction will be in conjunction with a proposed amendment to the credit facility. The amendment is a condition of the offering and there can be no assurance that either will be completed.

The offering will be made solely by means of a private placement either to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, or to certain persons in offshore transactions pursuant to Regulation S under the Securities Act.

The securities have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This communication shall not constitute an offer to sell or the solicitation of an offer to buy the securities.

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 14 states.

Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause the Company not to issue the above-mentioned securities, including the impact of changes in economic conditions, political events, unfavorable interest rates and other risk factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

CONTACT:	Rural Cellular Corporation, Alexandria Wesley Schultz, 320/762-2000 or Suzanne Allen, 320/808-2156

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